Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES PRICES $200 MILLION OF SENIOR NOTES
NEW ORLEANS, LA April 4, 2011...Stewart Enterprises, Inc. (the “Company”) (Nasdaq GS: STEI) announced today the pricing of its previously announced offering of $200.0 million of Senior Notes due 2019 (the “Senior Notes”). The annual interest rate on the Senior Notes will be 6.500%.
The offering is expected to close on April 18, 2011, subject to the satisfaction of customary closing conditions. The Senior Notes will be offered and sold within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons under Regulation S of the Securities Act.
The Company intends to use the net proceeds from the offering, along with available cash, to repurchase or redeem all of its $200 million aggregate principal amount outstanding 6.25% senior notes due 2013 (the “6.25% Notes”).
The Senior Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.